Exhibit 10.2
[Liberty Global Class __]

LIBERTY GLOBAL
2023 INCENTIVE PLAN

(Amended and Restated effective November 24, 2023)

RESTRICTED SHARE UNITS AGREEMENT
THIS RESTRICTED SHARE UNITS AGREEMENT (this “Agreement”) is made as of _____________ ___, 20__ (the “Grant Date”), by and between LIBERTY GLOBAL LTD., a Bermuda exempted company limited by shares, as successor by scheme of arrangement to Liberty Global plc (the “Company”), and the individual whose name, address, and director number appear on the signature page hereto (the “Grantee”).
The Company has adopted the Liberty Global 2023 Incentive Plan effective November 24, 2023, as may be amended, restated, or otherwise modified (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible Nonemployee Directors of the Company. Capitalized terms used and not otherwise defined herein will have the meaning given to them in the Plan.
Pursuant to the Plan, the Compensation Committee of the Company’s board of directors (the “Committee”) has determined that it is in the best interest of the Company and its Shareholders to award Restricted Share Units to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered as a nonemployee director and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.    Definitions. The following terms, when used in this Agreement, have the following meanings and capitalized terms used and not otherwise defined herein shall have the meaning given thereto in the Plan:
“Act” means the U.K. Companies Act 2006, as amended from time to time, and the rules and regulations thereunder.
“Annual Meeting Date” means the date the annual general meeting of Shareholders at which directors are elected in accordance with the Act is held in any calendar year.
“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, are required or authorized to be closed.
“Cause” has the meaning specified for “cause” in Section 13.2(c) of the Plan.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto. References to any specific Code section shall include any successor section.
“Committee” has the meaning specified in the preamble to this Agreement.
“Company” has the meaning specified in the preamble to this Agreement.
“Grant Date” has the meaning specified in the preamble to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“LBTY__” and “Share” means the Liberty Global Class C common shares, nominal value $0.01 per share, of the Company.
“Plan” has the meaning specified in the preamble to this Agreement.
“Required Withholding Amount” has the meaning specified in Section 13 of this Agreement.
“Retirement” means the voluntary termination of the Grantee’s service as a Nonemployee Director on or after the date that the sum of the Grantee’s years of age and years of service as a Nonemployee director is at least 70.
“Restricted Share Units” has the meaning specified in Section 2 of this Agreement. Restricted Share Units represent an Award of Restricted Shares that provides for the issuance of the Shares subject to the Award at or following the end of the Restriction Period within the meaning of Article IX of the Plan.
“RSU Dividend Equivalents” means, to the extent specified by the Committee, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable or transferable to Shareholders of record during the Restriction Period on a like number of the Shares represented by the Restricted Share Units.
“Section 409A Payment Date” means, with respect to any Vesting Date, the March 15 of the calendar year following the calendar year in which such Vesting Date occurred.
“Vesting Date” means each date on which any Restricted Share Units cease to be subject to a risk of forfeiture, as determined in accordance with this Agreement and the Plan.
2.    Grant of Restricted Share Units. Subject to the terms and conditions herein and pursuant to the Plan, the Company grants to the Grantee effective as of the Grant Date an Award of the number of Restricted Share Units set forth on the signature page hereof, each representing the right to receive one Share. The Company reserves the right to deliver such consideration in the form of Shares or cash in an amount equal to the Fair Market Value of the Shares on the Vesting Date.

3.    Settlement of Restricted Share Units. Settlement of Restricted Share Units that vest in accordance with Section 5 or 6 of this Agreement or Section 13.1(b) of the Plan shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than the Section 409A Payment Date applicable to such Vesting Date. Settlement of vested Restricted Share Units shall be made by issuance of Shares or payment in cash, together with any related RSU Dividend Equivalents, in accordance with Section 7.
4.    Shareholder Rights; RSU Dividend Equivalents. The Grantee shall have no rights of a Shareholder with respect to any Shares represented by any Restricted Share Units unless and until such time as Shares represented by vested Restricted Share Units have been delivered to the Grantee in accordance with Section 7. The Grantee will have no right to receive, or otherwise have any rights with respect to, any RSU Dividend Equivalents until such time, if ever, as the Restricted Share Units with respect to which such RSU Dividend Equivalents relate shall have become vested and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”). The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the following calendar year.
5.    Vesting. Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 6 of this Agreement or Section 13.1(b) of the Plan and subject to the last sentence of this Section 5, the Restricted Share Units shall become vested, and the restrictions with respect thereto shall lapse, on the Annual Meeting Date first following the Grant Date (such date being a Vesting Date within the meaning of the Plan). On the Vesting Date, and upon the satisfaction of any other applicable restrictions, terms and conditions, any RSU Dividend Equivalents with respect to the Restricted Share Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Restricted Share Units related thereto shall have become vested in accordance with this Agreement. Notwithstanding the foregoing, Grantee will not vest, pursuant to this Section 5, in Restricted Share Units as to which Grantee would otherwise vest on the Vesting Date if Grantee’s service as a Nonemployee Director terminates, or a breach of any applicable restrictions, terms or conditions with respect to such Restricted Share Units has occurred, at any time after the Grant Date and prior to the Vesting Date (the vesting or forfeiture of such Restricted Share Units to be governed instead by Section 6).
6.    Early Vesting or Forfeiture.
(a)    Unless otherwise determined by the Committee in its sole discretion:
(i)    If the Grantee’s service as a Nonemployee Director terminates by reason of Grantee’s death or Disability, the Restricted Share Units,

to the extent not theretofore vested, and any related Unpaid RSU Dividend Equivalents, will immediately become fully vested.
(ii)    If the Grantee’s service as a Nonemployee Director terminates by reason of Grantee’s Retirement, then any unvested Restricted Share Units and Unpaid RSU Dividend Equivalents shall immediately vest to the extent that such Restricted Share Units, together with any related Unpaid RSU Dividend Equivalents, would have become vested had the Grantee remained a Nonemployee Director through the date that is one year after the date of the Grantee’s Retirement. Such Restricted Share Units and any related Unpaid RSU Dividend Equivalents will be settled in accordance with Section 3.
(iii)    If Grantee’s service as a Nonemployee Director terminates prior to the Vesting Date for any reason other than as specified in Sections 6(a)(i) and 6(a)(ii) above, then the Restricted Share Units, to the extent not theretofore vested, together with any related Unpaid RSU Dividend Equivalents and all cash amounts related to the Restricted Share Units, will be forfeited immediately.
(iv)    If the Grantee breaches any restrictions, terms or conditions provided in or established by the Committee pursuant to the Plan or this Agreement with respect to the Restricted Share Units prior to the vesting thereof (including any attempted or completed transfer of any such unvested Restricted Share Units contrary to the terms of the Plan or this Agreement), the unvested Restricted Share Units, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.
(b)    Upon forfeiture of any unvested Restricted Share Units, and any related Unpaid RSU Dividend Equivalents, such Restricted Share Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto.
7.    Delivery by the Company. As soon as practicable after the vesting of Restricted Share Units and any related Unpaid RSU Dividend Equivalents, pursuant to Section 5 or 6 hereof or Section 13.1(b) of the Plan, and subject to the restrictions referred to in Section 12 of this agreement and the withholding referred to in Section 13 of this Agreement, the Company will deliver or cause to be delivered to or at the direction of the Grantee (i)(a) a certificate issued or transferred in Grantee’s name for the Shares represented by such vested Restricted Share Units, (b) a statement of holdings reflecting that the Shares represented by such vested Restricted Share Units are for the benefit of the Grantee in uncertificated form by a third party service provider designated by the Company, (c) a confirmation of deposit of the Shares represented by such vested Restricted Share Units, in book-entry form, into the broker’s account designated by the

Grantee or (d) upon approval of the Committee and in the sole discretion of the Company, cash equal in value to the Shares represented by such vested Restricted Share Units, (ii) any securities constituting related vested Unpaid RSU Dividend Equivalents by any applicable method specified in clause (i) above, and (iii) any cash payment constituting related vested Unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (1) a certificate representing or statement of holdings reflecting such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee has been made available to the Grantee in written or electronic format, or (2) confirmation of deposit into the designated broker’s account of such securities, in written or electronic format, is first made available to the Grantee. Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States or local country mail, addressed to the Grantee or Grantee’s nominee.
8.    Nontransferability of Restricted Share Units Before Vesting.
(a)    Before vesting and during Grantee’s lifetime, the Restricted Share Units and any related Unpaid RSU Dividend Equivalents may not be sold, assigned, transferred by gift or otherwise, pledged, exchanged, encumbered or disposed of (voluntarily or involuntarily), other than pursuant to a Domestic Relations Order. In the event of an assignment pursuant to a Domestic Relations Order, the unvested Restricted Share Units and any related Unpaid RSU Dividend Equivalents so assigned shall be subject to all the restrictions, terms and provisions of this Agreement and the Plan, and the assignee shall be bound by all applicable provisions of this Agreement and the Plan in the same manner as the Grantee is.
(b)    The Grantee may designate a beneficiary or beneficiaries to whom the Restricted Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee’s death, the Restricted Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass by will or the laws of descent and distribution. Following the Grantee’s death, the person to whom such vested Restricted Share Units and any related Unpaid RSU Dividend Equivalents pass according to this Section 8(b) will be deemed the Grantee for purposes of any applicable provisions of this Agreement.
9.    Adjustments. The Restricted Share Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.

10.    Company’s Rights.    The existence of this Agreement will not affect in any way the right or power of the Company or its Shareholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 13.17 of the Plan.
11.    Limitation of Rights.     Nothing in this Agreement or the Plan will be construed to give the Grantee any right to be granted any future Award other than in the sole discretion of the Committee or to give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither the Grantee nor any person claiming through the Grantee will have any right or interest in Shares represented by any Restricted Share Units or any related Unpaid RSU Dividend Equivalents unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan.
12.    Restrictions Imposed by Law. Without limiting the generality of Section 13.9 of the Plan, the Company shall not be obligated to deliver any Shares represented by vested Restricted Share Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange upon which the Shares or such other securities are listed. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of Shares represented by vested Restricted Share Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or transferred under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with the Act and applicable tax or securities laws.
13.    Withholding.
(a)    To the extent that the Company is subject to withholding tax or employee social security withholding requirements under any national, state, local or other governmental law with respect to the award of Restricted Share Units to the Grantee or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangement satisfactory to the Company to make payment to the Company of the amount required to be withheld under such tax or employee social security contribution laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required because the Grantee vests in some or all of the Restricted Share Units and any related RSU Dividend Equivalents, the Company shall withhold (subject to compliance with applicable law, including, but not limited to, “financial assistance” prohibitions under the Act) (i) from the Shares represented by vested Restricted Share Units and otherwise deliverable to the Grantee a number of Shares (or, if the Restricted Share Units are settled in cash, an amount of cash otherwise deliverable to the Grantee) and/or (ii) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount, unless the Grantee remits the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Without limitation to the foregoing sentence, the Grantee hereby agrees that the Required Withholding Amount can also be collected by (i) deducting from cash amounts otherwise payable to the Grantee (including wages or other cash compensation) or (ii) withholding from proceeds of the sale of Shares acquired upon vesting of the Restricted Share Units through a sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent). Notwithstanding any other provisions of this Agreement, the delivery of any Shares represented by vested Restricted Share Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.
(b)    If the Grantee is subject to tax in the United Kingdom and the withholding of any income tax due is not made within 90 days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) will be payable. The Grantee will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of any NICs due on this additional benefit.
14.    Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class or local country mail, postage prepaid, sent by overnight courier, freight prepaid or sent by facsimile and addressed as follows:
Liberty Global Ltd.
c/o Liberty Global, Inc.
1550 Wewatta Street, Suite 1000
Denver, CO 80202
Attn: General Counsel
Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class or local country mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
15.    Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)    this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Shareholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to reform the Award made hereunder as contemplated by Section 13.19 of the Plan or to exempt the Award made hereunder from coverage under Code Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including the Act and any applicable tax or securities laws; and
(b)    subject to any required action by the Committee or the Shareholders, the Restricted Share Units granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Restricted Share Units that are then vested.
16.    Status as Director. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue as a director of the Company or interfere in any way with the right of the Company or its Shareholders to terminate the Grantee’s status as a director at any time, with or without cause.
17.    Nonalienation of Benefits. Except as provided in Section 8 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
18.    Governing Law; Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed in all respects exclusively by the internal laws of the State of Colorado as a contract to be performed in such state and without regard to any principles of conflicts of law thereof. Each party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of, and agrees that any action to enforce, interpret or construe this Agreement or any other agreement or document delivered in connection with this Agreement shall be conducted in, the federal or state courts of the State of Colorado sitting in the City and County of Denver, and the Grantee hereby submits to the personal jurisdiction of such courts and irrevocably waives any defense of improper venue or forum non conveniens to any such action brought in such courts. EACH PARTY HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY.
19.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
20.    Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement. Counterparts to this Agreement may be delivered via pdf or electronic means.
21.    Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee in its discretion and as contemplated by Section 3.3 of the Plan, may adopt from time to time.
22.    Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.
23.    Grantee Acceptance. The Grantee will signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company. If the Grantee does not execute and return this Agreement within 120 days of the Grant Date, the grant of Restricted Share Units shall be null and void.
24.    Data Privacy.
(a)    By accepting this Agreement, the Grantee understands that for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan, the following personal data of Grantee (“Data”) shall be maintained and processed by the Company and its affiliates, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any Shares or directorships or other positions held in the Company, its subsidiaries and affiliates, details of all options, share appreciation rights, restricted shares, performances share units, restricted share units or any other entitlement to Shares or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan.

(b)    The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired with respect to an Award.

(c)    The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or exercise rights to rectify, transfer, remove or restrict use of Data as permitted by applicable law, by contacting in writing the Grantee’s local human resources representative. Notwithstanding the foregoing, the Grantee understands that if Grantee subsequently requires the removal of all or any part of the Grantee’s Data, the Company may not be able to grant Restricted Share Units or other equity awards or administer or maintain such awards. For more information on the privacy of the Data, the Grantee may contact the Grantee’s local human resources representative.

Exhibit 10.2
Signature Page to Restricted Share Units Agreement
dated as of _____________ ___, 20__, between Liberty Global Ltd. and Grantee

LIBERTY GLOBAL LTD.

By: /s/ Bryan H. Hall
Name: Bryan H. Hall
Title: Executive Vice President

ACCEPTED:

Grantee Name:     __________________________
Address:        _________________________

    Director Number:_______________

Grant ID: __________________
Number of Restricted Share Units (LBTY__ Shares) awarded: ________________
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